Exhibit 99.1

Stepan Reports Record Fourth Quarter Results and Full Year 2020 Earnings

Northfield, Illinois, February 18, 2021 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•

Reported net income was $30.4 million, or $1.30 per diluted share versus $22.0 million, or $0.95 per diluted share, in the prior year.  Adjusted net income* was $33.1 million, or $1.42 per diluted share versus $25.7 million, or $1.10 per diluted share, in the prior year.  Total Company sales volume increased 7% versus the prior year.

•

Surfactant operating income was $43.3 million versus $33.9 million in the prior year. This increase was primarily attributable to an 8% increase in global sales volume as well as improved product and customer mix.  The sales volume growth was principally due to higher demand for cleaning, disinfection and personal wash products as a result of COVID-19.

•

Polymer operating income was $22.8 million versus $11.4 million in the prior year. This increase was mostly attributable to an insurance recovery related to the first quarter 2020 Millsdale, IL plant power outage and a 7% increase in global Polymer sales volume versus prior year.  Global rigid polyol volume growth of 10%, principally in Europe, more than offset lower demand within the phthalic anhydride business.

•

The Company recognized a final $13.0 million pre-tax insurance recovery related to the first quarter 2020 Millsdale, IL plant power outage.  Surfactant and Polymer operating income benefited $3.0 million and $10.0 million, respectively, in the fourth quarter.  All expenses, business interruptions and insurance recoveries associated with the Millsdale power outage were captured in the full year 2020.

•	Specialty Product operating income was $5.2 million versus $5.0 million in the prior year. This slight improvement reflects a more favorable product mix during the current year quarter.

•

As previously announced, the Company acquired INVISTA’s aromatic polyester polyol business and associated assets on January 29, 2021.  The transaction included two manufacturing sites, one in Wilmington, NC (United States) and the other in Vlissingen (the Netherlands).  The Company believes that INVISTA’S available spare capacity, combined with debottlenecking opportunities in both plants, will allow Stepan to support future market growth in a capital efficient way.  The Company recognized one-time tax costs of $2.8 million for cash repatriations related to this acquisition in the fourth quarter. The acquired business has global sales of approximately $100.0 million.

Full Year Highlights

•

Reported net income was a record $126.8 million, or $5.45 per diluted share, versus $103.1 million, or $4.42 per diluted share, in the prior year.  Adjusted net income* was a record $132.0 million, or $5.68 per diluted share, versus $119.4 million, or $5.12 per diluted share, in the prior year.  Total Company sales volume reached a record high, up 3% versus the prior year.

•

The Surfactant segment delivered record operating income of $169.1 million, up 38% versus prior year.  This earnings growth was driven by a 6% increase in global sales volume due to higher demand for cleaning, disinfection and personal wash products as a result of COVID-19.  The Polymer segment delivered $68.2 million of operating income, down 2% versus prior year. Global Polymer sales volume was down 5% as a result of construction project delays and cancellations due to COVID-19 and lower demand within the phthalic anhydride business.  Specialty Product operating income was $14.0 million versus $16.4 million in the prior year.

•	The Company had negative net debt at year-end as cash balances of $349.9 million exceeded total debt of $198.7 million.

•	The effect of foreign currency translation negatively impacted net income by $5.7 million, or $0.24 per diluted share, versus the prior year.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

“As the world continues to be challenged by the global pandemic, we at Stepan remain committed to do our part by supporting customers that supply essential cleaning, disinfection and personal wash products to the market.  We are extremely grateful to our employees for their passion and commitment to get the job done for our customers throughout this challenging year,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer.

“Despite significant challenges during the year, inclusive of the global pandemic and the first quarter 2020 plant power outage at our Millsdale, IL facility, the Company delivered record fourth quarter and full year earnings.  Both full year adjusted net income and adjusted EPS were up 11% versus the prior year.  Surfactant fourth quarter operating income was up 28% on the strength of 8% volume growth, which was mostly attributable to strong demand in consumer product end markets driven by the fight against the COVID-19 virus.  Our Polymer business was up significantly during the quarter due to the Millsdale insurance recovery.  Excluding the insurance recovery, our Polymer business was up 12% due to strong European rigid polyol growth.  Our Specialty Product business results were up slightly in the fourth quarter.”

“During January 2021 we purchased INVISTA’s aromatic polyester polyol business and associated assets.  We are excited to add INVISTA’s polyester polyol business, including its manufacturing sites, employees and customers to Stepan.”

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2020	2019	% Change	2020	2019	% Change
Net Sales	$494,734	$444,990	11%	$1,869,750	$1,858,745	1%
Operating Income	$44,500	$28,491	56%	$171,522	$127,260	35%
Net Income Attributable to Stepan	$30,350	$22,038	38%	$126,770	$103,129	23%
Earnings per Diluted Share	$1.30	$0.95	37%	$5.45	$4.42	23%

Adjusted Net Income *	$33,120	$25,692	29%	$132,014	$119,387	11%
Adjusted Earnings per Diluted Share *	$1.42	$1.10	29%	$5.68	$5.12	11%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense and other significant and infrequent/non-recurring items.

•	Deferred Compensation: The fourth quarter includes $2.3 million of after-tax expense versus $1.5 million of after-tax expense in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year fourth quarter includes $0.1 million of after-tax expense versus $0.3 million of after-tax expense in the prior year.

•

Business Restructuring:  The fourth quarter includes $0.4 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.8 million of after-tax expense in 2019.  The fourth quarter 2019 expense includes both Canadian plant closure and Germany sulfonation shutdown costs.

Percentage Change in Net Sales

Net sales in the fourth quarter increased 11% year-over-year due to a 7% increase in global sales volume and improved product and customer mix.  The sales volume improvement reflects Surfactant and Polymer sales growth of 8% and 7%, respectively.  The unfavorable impact of foreign currency translation negatively impacted net sales by 2%.

	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2020
Volume	7%	3%
Selling Price & Mix	6%	—
Foreign Translation	(2)%	(2)%
Total	11%	1%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Net Sales
Surfactants	$358,441	$309,974	16%	$1,351,686	$1,272,723	6%
Polymers	$116,695	$116,443	0%	$452,277	$512,347	(12)%
Specialty Products	$19,598	$18,573	6%	$65,787	$73,675	(11)%
Total Net Sales	$494,734	$444,990	11%	$1,869,750	$1,858,745	1%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2020	2019	% Change	2020	2019	% Change
Operating Income
Surfactants	$43,291	$33,867	28%	$169,101	$122,780	38%
Polymers	$22,784	$11,419	100%	$68,214	$69,567	(2)%
Specialty Products	$5,163	$5,041	2%	$13,966	$16,415	(15)%
Segment Operating Income	$71,238	$50,327	42%	$251,281	$208,762	20%
Corporate Expenses	$(26,738)	$(21,836)	22%	$(79,759)	$(81,502)	(2)%
Consolidated Operating Income	$44,500	$28,491	56%	$171,522	$127,260	35%

Total segment operating income increased $20.9 million, or 42%, versus the prior year quarter.  Full year segment operating income increased $42.5 million, or 20%, versus the prior year.

•

Surfactant net sales were $358.4 million for the quarter, a 16% increase versus the prior year.  Sales volume increased 8% mostly due to higher demand for products sold into the consumer product end markets, driven by increased demand for cleaning, disinfection and personal wash products as a result of COVID-19.  Higher sales volume to our Tier 2/3 customers also contributed to this increase.  This growth was partially offset by lower demand in the agricultural and oilfield markets.  Selling prices were up 11% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 3%.  The higher selling prices primarily reflect improved product and customer mix.  Surfactant operating income for the quarter increased $9.4 million, or 28%, versus the prior year primarily due to the strong sales volume growth and a $3.0 million insurance recovery related to the first quarter 2020 Millsdale, IL plant power outage.

•

Polymer net sales were $116.7 million in the fourth quarter, essentially flat versus prior year.  Total sales volume increased 7%, primarily due to 10% growth in global rigid polyol demand, principally in Europe.  Lower phthalic anhydride demand partially offset the above growth.  Selling prices declined 8% and foreign currency translation positively impacted net sales by 1%.  Polymer fourth quarter operating income increased $11.4 million, or 100%, versus the prior year quarter due to the $10.0 million insurance recovery related to the first quarter 2020 Millsdale, IL plant power outage and sales volume growth.

•	Specialty Product net sales were $19.6 million for the quarter, a 6% increase versus the prior year. Sales volume was down 1% between quarters and operating income improved 2%.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Total - Corporate Expenses	$26,738	$21,836	22%	$79,759	$81,502	(2)%
Less:
Deferred Compensation Expense	$5,234	$3,662	43%	$9,988	$15,140	(34)%
Business Restructuring	$504	$1,102	(54)%	$1,212	$2,744	(56)%
Adjusted Corporate Expense	$21,000	$17,072	23%	$68,559	$63,618	8%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $3.9 million, or 23%, versus the prior year quarter.  This quarterly increase was primarily attributable to higher incentive-based compensation and acquisition-related expenses.

Income Taxes

The Company’s full year effective tax rate was 25.4% in 2020 compared to 18.1% in 2019.  This year-over-year increase was primarily attributable to: (i) the non-recurrence of favorable research and development tax credits recognized in the third quarter of 2019; (ii) a non-recurring unfavorable tax cost in the fourth quarter of 2020 related to cash repatriations to facilitate the INVISTA acquisition, and (iii) a less favorable geographical mix of income in 2020 versus 2019.

Shareholder Return

The Company paid $6.9 million of dividends to shareholders in the fourth quarter of 2020.  For the full year the Company paid $25.4 million of dividends and repurchased $15.3 million of Company stock.  The Company has 175,874 shares remaining under its Board of Directors’ share repurchase authorization.  With the increased cash dividend in the fourth quarter of 2020, the Company has increased its dividend on the Company’s common stock for the 53rd consecutive year.

Selected Balance Sheet Information

The Company’s net debt level decreased $48.7 million versus the third quarter of 2020 while the net debt ratio dropped from -12% to -18%, reflecting cash balances in excess of total debt.  The decrease in net debt was attributable to a $39.5 million increase in cash and lower debt due to scheduled principal repayments.

($ in millions)	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Net Debt
Total Debt	$198.7	$207.9	$207.9	$222.1	$222.1
Cash	349.9	310.4	272.9	254.3	315.4
Net Debt	$(151.2)	$(102.5)	$(65.0)	$(32.2)	$(93.3)
Equity	986.7	938.2	897.4	866.8	891.8
Net Debt + Equity	$835.5	$835.7	$832.4	$834.6	$798.5
Net Debt / (Net Debt + Equity)	-18%	-12%	-8%	-4%	-12%

The major working capital components were:

($ in millions)	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Net Receivables	$301.3	$295.6	$286.7	$290.6	$276.8
Inventories	218.8	202.3	208.2	198.2	203.6
Accounts Payable	(236.8)	(207.6)	(187.4)	(187.9)	(194.3)
	$283.3	$290.3	$307.5	$300.9	$286.1

The Company had full year capital expenditures of $125.8 million in 2020 versus $105.6 million in the prior year.

2021 Outlook

“Adjusted net income for 2020 was a record $132.0 million, up 11% versus 2019,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer. “Looking forward, we believe our Surfactant volumes in the consumer product end markets should remain strong as a result of continued heightened demand for disinfection, cleaning and personal wash products.  We anticipate that demand for surfactants within the agricultural and oilfield markets will improve slightly in 2021.  Global demand for rigid polyols has slowly recovered from pandemic-related delays and cancellations of re-roofing and new construction projects.  We anticipate that demand will continue to recover at a modest pace in 2021.  Despite recent challenges, we believe the long-term prospects for rigid polyols remain attractive as energy conservation efforts and more stringent building codes should increase demand.  We believe our acquisition of INVISTA’s aromatic polyester polyol business and two manufacturing sites positions us to meet long term demand growth.  We anticipate our Specialty Product business results will improve slightly year-over-year.”

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year 2020 results at 10:00 a.m. ET (9:00 a.m. CT) on February 18, 2021. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 897-4933, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investor/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2020 and 2019

(Unaudited – in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
Net Sales	$494,734	$444,990	$1,869,750	$1,858,745
Cost of Sales	385,942	360,246	1,486,137	1,519,031
Gross Profit	108,792	84,744	383,613	339,714
Operating Expenses:
Selling	15,824	14,661	55,543	56,956
Administrative	26,405	22,019	87,362	82,577
Research, Development and Technical Services	16,325	14,809	57,986	55,037
Deferred Compensation Expense	5,234	3,662	9,988	15,140
	63,788	55,151	210,879	209,710

Business Restructuring	504	1,102	1,212	2,744

Operating Income	44,500	28,491	171,522	127,260

Other Income (Expense):
Interest, Net	(1,294)	(911)	(5,409)	(5,932)
Other, Net	1,150	306	4,954	4,571
	(144)	(605)	(455)	(1,361)

Income Before Income Taxes	44,356	27,886	171,067	125,899
Provision for Income Taxes	13,424	5,853	43,411	22,798
Net Income	30,932	22,033	127,656	103,101
Net (Income) Loss Attributable to Noncontrolling Interests	(582)	5	(886)	28
Net Income Attributable to Stepan Company	$30,350	$22,038	$126,770	$103,129
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.32	$0.96	$5.52	$4.47
Diluted	$1.30	$0.95	$5.45	$4.42
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,942	23,005	22,949	23,054
Diluted	23,316	23,302	23,256	23,316

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2020	EPS	2019	EPS	2020	EPS	2019	EPS
Net Income Reported	$30,350	$1.30	$22,038	$0.95	$126,770	$5.45	$103,129	$4.42

Deferred Compensation (Income) Expense	$2,312	$0.10	$1,465	$0.06	$4,004	$0.17	$7,947	$0.34
Business Restructuring Expense	$379	$0.02	$806	$0.04	$905	$0.04	$2,005	$0.09
Cash-Settled SARs (Income) Expense	$79	$0.00	$325	$0.01	$335	$0.02	$2,090	$0.09
Environmental Remediation Expense	$-	$-	$1,058	$0.04		$-	$3,268	$0.14
Voluntary Debt Prepayment Expense	$-	$-	$-	$-		$-	$948	$0.04

Adjusted Net Income	$33,120	$1.42	$25,692	$1.10	$132,014	$5.68	$119,387	$5.12

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2020	EPS	2019	EPS	2020	EPS	2019	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$3,041		$1,927		$5,268		$10,456
Business Restructuring Expense	$504		$1,102		$1,212		$2,744
Cash-Settled SARs (Income) Expense	$104		$427		$441		$2,749
Environmental Remediation Expense	$-		$1,392		$-		$4,300
Voluntary Debt Prepayment Expense	$-		$-		$-		$1,247
Total Pre-Tax Adjustments	$3,649		$4,848		$6,921		$21,496

Cumulative Tax Effect on Adjustments	$(879)		$(1,194)		$(1,677)		$(5,238)

After-Tax Adjustments	$2,770	$0.12	$3,654	$0.15	$5,244	$0.23	$16,258	$0.70

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $3.0 million of expense versus $1.9 million of expense in the prior year.  The full year pre-tax impact was $5.3 million of expense versus $10.5 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2020				2019
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$119.32	$109.00	$97.10	$88.46	$102.44	$97.06	$91.91	$87.52

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2020	2019	2020	2019
Deferred Compensation
Operating Income (Expense)	$(5,234)	$(3,662)	$(9,988)	$(15,140)
Other, net – Mutual Fund Gain (Loss)	2,193	1,735	4,720	4,684
Total Pretax	$(3,041)	$(1,927)	$(5,268)	$(10,456)
Total After Tax	$(2,312)	$(1,465)	$(4,004)	$(7,947)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  The table below presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and twelve month periods ending December 31, 2020 as compared to 2019:

($ in millions)	Three Months Ended December 31		Increase	Change Due to Foreign Currency Translation	Twelve Months Ended December 31		Increase	Change Due to Foreign Currency Translation
	2020	2019			2020	2019
Net Sales	$494.7	$445.0	$49.7	$(7.5)	$1,869.8	$1,858.7	$11.1	$(45.7)
Gross Profit	108.8	84.7	24.1	(1.8)	383.6	339.7	43.9	(10.2)
Operating Income	44.5	28.5	16.0	(1.5)	171.5	127.3	44.2	(7.7)
Pretax Income	44.4	27.9	16.5	(1.4)	171.1	125.9	45.2	(7.6)

.

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2020 and December 31, 2019

	December 31, 2020	December 31, 2019
ASSETS
Current Assets	$905,651	$818,789
Property, Plant & Equipment, Net	682,667	639,317
Other Assets	164,018	121,261
Total Assets	$1,752,336	$1,579,367
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$416,554	$339,114
Deferred Income Taxes	20,745	23,391
Long-term Debt	160,812	198,532
Other Non-current Liabilities	165,860	125,834
Total Stepan Company Stockholders’ Equity	986,693	891,783
Noncontrolling Interest	1,672	713
Total Liabilities and Stockholders’ Equity	$1,752,336	$1,579,367